Exhibit 99.1

FICO Announces Earnings of $3.55 per Share for Fourth Quarter Fiscal 2022

Revenue of $349 million vs. $335 million in prior year

BOZEMAN, Mont.--(BUSINESS WIRE)--November 9, 2022--FICO (NYSE:FICO), a leading predictive analytics and decision management software company, today announced results for its fourth fiscal quarter ended September 30, 2022.

Fourth Quarter Fiscal 2022 GAAP Results

Net income for the quarter totaled $90.7 million, or $3.55 per share, versus $85.7 million, or $3.00 per share, in the prior year period.

Net cash provided by operating activities for the quarter was $144.8 million versus $91.8 million in the prior year period.

Fourth Quarter Fiscal 2022 Non-GAAP Results

Non-GAAP Net Income for the quarter was $112.5 million versus $111.9 million in the prior year period. Non-GAAP EPS for the quarter was $4.40 versus $3.92 in the prior year period. Free cash flow was $144.0 million for the current quarter versus $90.0 million in the prior year period. The Non-GAAP financial measures are described in the financial table captioned “Non-GAAP Results” and are reconciled to the corresponding GAAP results in the financial tables at the end of this release.

Fourth Quarter Fiscal 2022 GAAP Revenue

The company reported revenues of $348.7 million for the quarter as compared to $334.6 million reported in the prior year period.

“We had another strong finish to a great year, posting strong growth across all our metrics,” said Will Lansing, chief executive officer. “We are also pleased to provide double-digit percentage EPS growth in our 2023 guidance, which again demonstrates the remarkable resilience of our business model even in a turbulent market.”

Revenues for the fourth quarter of fiscal 2022 for the company’s two operating segments were as follows:

  Software revenues, which include the company’s analytics and digital decisioning technology, as well as associated professional services, were $174.7 million in the fourth quarter, compared to $166.0 million in the prior year period, an increase of 5%, due to increased recurring revenue, partially offset by decreases in professional services. Software Annual Recurring Revenue was up 9% year-over-year, consisting of 52% platform ARR growth and 1% non-platform growth. Software Dollar-Based Net Retention Rate was 107% in the fourth quarter, with platform software at 128% and non-platform software at 100%.
  Scores revenues, which include the company’s business-to-business (B2B) scoring solutions, and business-to-consumer (B2C) scoring solutions, were $174.1 million in the fourth quarter, compared to $168.6 million in the prior year period, an increase of 3%. B2B revenue increased 6%, driven largely by unit price increases and increases in card and personal loan originations volumes, partially offset by declines in mortgage originations volumes. B2C revenue decreased 3% from the prior year period due to lower volumes at myFICO.com.

Outlook

The company is providing the following guidance for fiscal 2023:

Fiscal 2023 Guidance
Revenues	$1.475 billion
GAAP Net Income	$401 million
GAAP EPS	$16.00
Non-GAAP Net Income	$487 million
Non-GAAP EPS	$19.42

The Non-GAAP financial measures are described in the financial table captioned “Reconciliation of Non-GAAP Guidance.”

Company to Host Conference Call

The company will host a webcast today at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) to report its fourth quarter fiscal 2022 results and provide various strategic and operational updates. The call can be accessed at FICO's web site at www.fico.com/investors. A replay of the webcast will be available at our Past Events page through November 9, 2023.

About FICO

FICO (NYSE: FICO) powers decisions that help people and businesses around the world prosper. Founded in 1956, the company is a pioneer in the use of predictive analytics and data science to improve operational decisions. FICO holds more than 200 US and foreign patents on technologies that increase profitability, customer satisfaction and growth for businesses in financial services, telecommunications, health care, retail and many other industries. Using FICO solutions, businesses in more than 120 countries do everything from protecting 2.6 billion payment cards from fraud, to helping people get credit, to ensuring that millions of airplanes and rental cars are in the right place at the right time.

Learn more at http://www.fico.com

Join the conversation at https://twitter.com/fico & http://www.fico.com/en/blogs/

For FICO news and media resources, visit www.fico.com/news.

FICO is a registered trademark of Fair Isaac Corporation in the US and other countries.

Statement Concerning Forward-Looking Information

Except for historical information contained herein, the statements contained in this news release that relate to FICO or its business are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the impact of COVID-19 on macroeconomic conditions and FICO’s business, operations and personnel, the success of the Company’s business strategy and reengineering initiative, the maintenance of its existing relationships and ability to create new relationships with customers and key alliance partners, its ability to continue to develop new and enhanced products and services, its ability to recruit and retain key technical and managerial personnel, competition, the effects of, and any changes in, laws and regulations applicable to the Company’s business or its customers, the failure to protect data privacy and security, the failure to realize the anticipated benefits of any acquisitions, or divestitures, and material adverse developments in global economic conditions or in the markets we serve. Additional information on these risks and uncertainties and other factors that could affect FICO's future results are described from time to time in FICO's SEC reports, including its Annual Report on Form 10-K for the year ended September 30, 2021 and its subsequent filings with the SEC. If any of these risks or uncertainties materializes, FICO's results could differ materially from its expectations. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. FICO disclaims any intent or obligation to update these forward-looking statements, whether as a result of new information, future events or otherwise.

FAIR ISAAC CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	September 30,	September 30,
	2022	2021
ASSETS:
Current assets:
Cash and cash equivalents	$133,202	$195,354
Accounts receivable, net	322,410	312,107
Prepaid expenses and other current assets	29,103	43,513
Total current assets	484,715	550,974

Marketable securities and investments	25,650	33,196
Property and equipment, net	17,580	27,913
Operating lease right-of-use-assets	36,688	47,275
Goodwill and intangible assets, net	763,084	792,284
Other assets	114,317	116,134
	$1,442,034	$1,567,776

LIABILITIES AND STOCKHOLDERS' DEFICIT:
Current liabilities:
Accounts payable and other accrued liabilities	$83,521	$100,284
Accrued compensation and employee benefits	97,893	103,506
Deferred revenue	120,045	105,417
Current maturities on debt	30,000	250,000
Total current liabilities	331,459	559,207

Long-term debt	1,823,669	1,009,018
Operating lease liabilities	39,192	53,670
Other liabilities	49,661	56,823
Total liabilities	2,243,981	1,678,718

Stockholders' deficit	(801,947)	(110,942)
	$1,442,034	$1,567,776

FAIR ISAAC CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Quarter Ended		Year Ended
	September 30,		September 30,
	2022	2021	2022	2021
Revenues:
On-premises and SaaS software	$146,788	$135,652	$564,751	$517,888
Professional services	27,901	30,350	105,876	144,501
Scores	174,059	168,575	706,643	654,147
Total revenues	348,748	334,577	1,377,270	1,316,536

Operating expenses:
Cost of revenues	82,486	72,361	302,174	332,462
Research & development	35,511	41,142	146,758	171,231
Selling, general and administrative	96,153	97,369	383,863	396,281
Amortization of intangible assets	442	563	2,061	3,255
Restructuring and impairment charges	-	7,957	-	7,957
Gains on product line asset sales and business divestiture	-	-	-	(100,139)
Total operating expenses	214,592	219,392	834,856	811,047
Operating income	134,156	115,185	542,414	505,489
Other expense, net	(21,046)	(9,719)	(71,105)	(32,347)
Income before income taxes	113,110	105,466	471,309	473,142
Provision for income taxes	22,411	19,746	97,768	81,058
Net income	$90,699	$85,720	$373,541	$392,084

Basic earnings per share:	$3.60	$3.06	$14.34	$13.65
Diluted earnings per share:	$3.55	$3.00	$14.18	$13.40

Shares used in computing earnings per share:
Basic	25,221	28,043	26,042	28,734
Diluted	25,573	28,531	26,347	29,260

FAIR ISAAC CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Year Ended
	September 30,
	2022	2021
Cash flows from operating activities:
Net income	$373,541	$392,084
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	20,465	25,592
Share-based compensation	115,355	112,457
Changes in operating assets and liabilities	(35,911)	(12,740)
Gains on product line asset sales and business divestiture	-	(100,139)
Other, net	36,000	6,563
Net cash provided by operating activities	509,450	423,817

Cash flows from investing activities:
Purchases of property and equipment	(6,029)	(7,569)
Net activity from marketable securities	(1,900)	(1,802)
Proceeds from product line asset sales and business divestiture	2,258	147,431
Other, net	-	(210)
Net cash provided by (used in) investing activities	(5,671)	137,850

Cash flows from financing activities:
Proceeds from revolving line of credit and term loan	1,039,000	682,000
Payments on revolving line of credit and term loan	(988,250)	(259,000)
Proceeds from issuance of senior notes	550,000	-
Proceeds from issuance of treasury stock under employee stock plans	16,026	20,881
Taxes paid related to net share settlement of equity awards	(50,942)	(91,609)
Repurchases of common stock	(1,104,180)	(874,179)
Other, net	(8,819)	(1,664)
Net cash used in financing activities	(547,165)	(523,571)

Effect of exchange rate changes on cash	(18,766)	(136)

Increase (decrease) in cash and cash equivalents	(62,152)	37,960
Cash and cash equivalents, beginning of period	195,354	157,394
Cash and cash equivalents, end of period	$133,202	$195,354

FAIR ISAAC CORPORATION
NON-GAAP RESULTS
(In thousands, except per share data)
(Unaudited)

	Quarter Ended		Year Ended
	September 30,		September 30,
	2022	2021	2022	2021

GAAP net income	$90,699	$85,720	$373,541	$392,084
Amortization of intangible assets	442	563	2,061	3,255
Restructuring and impairment charges	-	7,957	-	7,957
Gains on product line asset sales and business divestiture	-	-	-	(100,139)
Share-based compensation expense	28,991	28,358	115,354	112,457
Income tax adjustments	(7,043)	(8,724)	(28,055)	(9,090)
Excess tax benefit	(595)	(1,925)	(9,125)	(23,998)
Non-GAAP net income	$112,494	$111,949	$453,776	$382,526

GAAP diluted earnings per share	$3.55	$3.00	$14.18	$13.40
Amortization of intangible assets	0.02	0.02	0.08	0.11
Restructuring and impairment charges	-	0.28	-	0.27
Gains on product line asset sales and business divestiture	-	-	-	(3.42)
Share-based compensation expense	1.13	0.99	4.38	3.84
Income tax adjustments	(0.28)	(0.31)	(1.06)	(0.31)
Excess tax benefit	(0.02)	(0.07)	(0.35)	(0.82)
Non-GAAP diluted earnings per share	$4.40	$3.92	$17.22	$13.07

Free cash flow
Net cash provided by operating activities	$144,826	$91,755	$509,450	$423,817
Capital expenditures	(797)	(1,777)	(6,029)	(7,569)
Free cash flow	$144,029	$89,978	$503,421	$416,248

Note: The numbers may not sum to total due to rounding.

About Non-GAAP Financial Measures

To supplement the consolidated GAAP financial statements, the company uses the following non-GAAP financial measures: non-GAAP net income, non-GAAP EPS, and free cash flow.  Non-GAAP net income and non-GAAP EPS exclude, to the extent applicable, such items as the impact of amortization expense, share-based compensation expense, restructuring and acquisition-related, excess tax benefit, and adjustment to tax valuation allowance items.  Free cash flow excludes capital expenditures.  The presentation of these financial measures is not intended to be considered  in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

Management uses these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons.  Our management believes these non-GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity by excluding certain items that may not be indicative of recurring business results including significant non-cash expenses.  We believe management and investors benefit from referring to these non-GAAP financial measures in assessing our performance when planning, forecasting and analyzing future periods.  These non-GAAP financial measures also facilitate management’s internal comparisons to historical performance and liquidity as well as comparisons to our competitors’ operating results.  We believe these non-GAAP financial measures are useful to investors because they allow for greater transparency with respect to key measures used by management in its financial and operating decision making.

FAIR ISAAC CORPORATION
RECONCILIATION OF NON-GAAP GUIDANCE
(In millions, except per share data)
(Unaudited)

Fiscal 2023 Guidance

GAAP net income	$401
Amortization of intangible assets	1
Share-based compensation expense	120
Income tax adjustments	(30)
Excess tax benefit	(5)
Non-GAAP net income	$487

GAAP diluted earnings per share	$16.00
Amortization of intangible assets	0.04
Share-based compensation expense	4.78
Income tax adjustments	(1.21)
Excess tax benefit	(0.20)
Non-GAAP diluted earnings per share	$19.42

Note: The numbers may not sum to total due to rounding.

About Non-GAAP Financial Measures

To supplement the consolidated GAAP financial statements, the company uses the following non-GAAP financial measures: non-GAAP net income, non-GAAP EPS, and free cash flow.  Non-GAAP net income and non-GAAP EPS exclude, to the extent applicable, such items as the impact of amortization expense, share-based compensation expense, restructuring and acquisition-related, excess tax benefit, and adjustment to tax valuation allowance items.  Free cash flow excludes capital expenditures.  The presentation of these financial measures is not intended to be considered  in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

Management uses these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons.  Our management believes these non-GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity by excluding certain items that may not be indicative of recurring business results including significant non-cash expenses.  We believe management and investors benefit from referring to these non-GAAP financial measures in assessing our performance when planning, forecasting and analyzing future periods.  These non-GAAP financial measures also facilitate management’s internal comparisons to historical performance and liquidity as well as comparisons to our competitors’ operating results.  We believe these non-GAAP financial measures are useful to investors because they allow for greater transparency with respect to key measures used by management in its financial and operating decision-making.

Contacts

Investors/Analysts:
Steve Weber
Fair Isaac Corporation
(800) 213-5542
investor@fico.com